Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Dextera Surgical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on July 26, 2017:

Resolved, that the Board of Directors hereby determines that none of the authorized shares of the series of Preferred Stock, par value $.001 per share, of the Company, designated as “Series A Convertible Preferred Stock” in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on April 14, 2014 (the “Certificate of Designation”), are outstanding, and none of the shares of “Series A Convertible Preferred Stock” will be issued subject to the Certificate of Designation with respect to such series.

In Witness Whereof, the undersigned has executed this certificate as of September 5, 2017.

Dextera Surgical Inc. By: /s/ Robert Y. Newell Robert Y. Newell Chief Financial Officer